                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Immtech International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   452519 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452519 10 1                                               Page 2 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
        Johnson Matthey Public Limited Company

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United Kingdom

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 3 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

        Matthey Holdings Limited

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United Kingdom

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 4 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
        Matthey Finance Ltd.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United Kingdom

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 5 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
        Johnson Matthey Investments, Ltd.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United Kingdom

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 6 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
        Johnson Matthey America Holdings Limited

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        United Kingdom

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 7 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
        Johnson Matthey Holdings, Inc.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 8 of 16

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
        Johnson Matthey Pharmaceutical Materials, Inc.

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [ ]
    (b) [ ]

--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

--------------------------------------------------------------------------------
    Number of Shares                      5.     Sole Voting Power
    Beneficially Owned By                             0
    Each Reporting Person                 6.     Shared Voting Power
    With                                              401,350
                                          7.     Sole Dispositive Power
                                                      0
                                          8.     Shared Dispositive Power
                                                      401,350

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        401,350

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions) [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.28%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No. 452519 10 1                                               Page 9 of 16


This Amendment No. 1 amends the Schedule 13G dated April 20, 2001 (the "Original
Schedule 13G") that was filed on behalf of: (i) Johnson Matthey Public Limited Company, a United Kingdom corporation; (ii) Matthey Holdings Limited, a United Kingdom corporation; (iii) Matthey Finance Ltd., a United Kingdom corporation;
(iv) Johnson Matthey Investments, Ltd., a United Kingdom corporation; (v) Johnson Matthey America Holdings Limited, a United Kingdom corporation; (vi) Johnson Matthey Holdings, Inc., a Delaware corporation; (vii) Johnson Matthey Investments, Inc., a Delaware corporation; (viii) Johnson Matthey Pharmaceutical Materials, Inc., a Delaware corporation, and (ix) Pharm-Eco Laboratories, Inc., with respect to the common stock, par value $0.01 per share, of Immtech International, Inc. This Amendment No. 1 is filed in accordance with 17 C.F.R. Sec. 240.13d-2(b) to report changes in the information reported in the Original
Schedule 13G as of December 31, 2002. Except as disclosed herein there has been no change in the information reported in the Original Schedule 13G.


Item 2. Reporting Persons Information

                      Item 2(a)                                   Item 2(b)                        Item 2(c)
                      ---------                                   ---------                        ---------
                  Name of Persons Filing                           Address                        Citizenship

    Johnson Matthey Public Limited Company          2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Matthey Holdings Limited                        2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Matthey Finance Ltd.                            2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Johnson Matthey Investments, Ltd.               2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Johnson Matthey America Holdings Limited        2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Johnson Matthey Holdings, Inc.                  c/o Organization Service Inc.                   Delaware
                                                    103 Springer Building
                                                    3411 Silverside Road
                                                    Wilmington, Delaware 19810

    Johnson Matthey Pharmaceutical Materials, Inc.  c/o Organization Service Inc.                   Delaware
                                                    103 Springer Building
                                                    3411 Silverside Road
                                                    Wilmington, Delaware 19810

CUSIP No. 452519 10 1                                              Page 10 of 16

         Item 2(d)         Title of Class of Securities:
         ---------
                           Common Stock, par value $0.01

         Item 2(e)         CUSIP Number:
         ---------
                           452519 10 1

Item 4.  Ownership

(a)      Amount Beneficially Owned:     As of December 31, 2002, Johnson Matthey
                                        Pharmaceuticals Materials, Inc. owns of
                                        record 401,350 shares of Common Stock of Immtech International, Inc. Johnson
                                        Matthey Public Limited Company is the
                                        ultimate parent entity of each of the
                                        corporations listed below. By virtue of
                                        their relationship as affiliated
                                        companies, each of these entities and
                                        Johnson Matthey Public Limited Company
                                        may be deemed to share voting power and
                                        the power to direct the disposition of
                                        the 401,350 shares (or 6.28% of the
                                        outstanding shares of Common Stock)
                                        which Johnson Matthey Pharmaceuticals
                                        Materials, Inc. owns of record.


                  Matthey Holdings Limited
                  Matthey Finance Ltd.
                  Johnson Matthey Investments, Ltd.
                  Johnson Matthey America Holdings Limited
                  Johnson Matthey Holdings, Inc.
                  Johnson Matthey Pharmaceutical Materials, Inc.

         (b) Percent of Class:


                  Matthey Holdings Limited                                6.28%
                  Matthey Finance Ltd.                                    6.28%
                  Johnson Matthey Investments, Ltd.                       6.28%
                  Johnson Matthey America Holdings Limited                6.28%
                  Johnson Matthey Holdings, Inc.                          6.28%
                  Johnson Matthey Pharmaceutical Materials, Inc.          6.28%

CUSIP No. 452519 10 1                                              Page 11 of 16

         The percent of class is calculated based on the 6,395,647 shares of Common Stock reported to be outstanding as of December 31, 2002 in the Quarterly Report on Form 10-Q of Immtech International, Inc. for the quarter ended December 31, 2002.

         (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  Johnson Matthey Public Limited Company                                   0 shares
                  Matthey Holdings Limited                                                 0 shares
                  Matthey Finance Ltd.                                                     0 shares
                  Johnson Matthey Investments, Ltd.                                        0 shares
                  Johnson Matthey America Holdings Limited                                 0 shares
                  Johnson Matthey Holdings, Inc.                                           0 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                           0 shares


                  (ii) shared power to vote or to direct the vote:

                  Johnson Matthey Public Limited Company                                401,350 shares
                  Matthey Holdings Limited                                              401,350 shares
                  Matthey Finance Ltd.                                                  401,350 shares
                  Johnson Matthey Investments, Ltd.                                     401,350 shares
                  Johnson Matthey America Holdings Limited                              401,350 shares
                  Johnson Matthey Holdings, Inc.                                        401,350 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                        401,350 shares


                  (iii) sole power to dispose or to direct the disposition of:

                  Johnson Matthey Public Limited Company                                   0 shares
                  Matthey Holdings Limited                                                 0 shares
                  Matthey Finance Ltd.                                                     0 shares
                  Johnson Matthey Investments, Ltd.                                        0 shares
                  Johnson Matthey America Holdings Limited                                 0 shares
                  Johnson Matthey Holdings, Inc.                                           0 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                           0 shares


CUSIP No. 452519 10 1                                              Page 12 of 16


                  (iv) shared power to dispose or to direct the disposition of:

                  Johnson Matthey Public Limited Company                                401,350 shares
                  Matthey Holdings Limited                                              401,350 shares
                  Matthey Finance Ltd.                                                  401,350 shares
                  Johnson Matthey Investments, Ltd.                                     401,350 shares
                  Johnson Matthey America Holdings Limited                              401,350 shares
                  Johnson Matthey Holdings, Inc.                                        401,350 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                        401,350 shares


Item 8.  Identification and Classification of Members of the Group

                  The reporting persons are filing this Schedule as a "group" pursuant to Rules 13d-1(k)(1) and 13d-1(c) of the Securities Exchange Act of 1934. As required, attached is an exhibit listing of the members of the group. The reporting persons are not, however, part of a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 10. Certification

                  By signing below we each certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 452519 10 1                                              Page 13 of 16


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                        Johnson Matthey Public Limited Company

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David Morgan
                            Title:  Director

                        Matthey Holdings Limited

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David Morgan
                            Title:  Director

                        Matthey Finance Ltd.

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David Morgan
                            Title:  Director

                        Johnson Matthey Investments, Ltd.

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David Morgan
                            Title:  Director

                        Johnson Matthey America Holdings Limited

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David Morgan
                            Title:  Director

                        Johnson Matthey Holdings, Inc.

                            By:     /s/ EDWARD H. RAVERT, JR.
                                    ---------------------------
                            Name:   Edward H. Ravert, Jr.
                            Title:  Vice President

                        Johnson Matthey Pharmaceutical Materials, Inc.

                            By:     /s/ ROBERT M. TALLEY
                                    ---------------------------
                            Name:   Robert M. Talley
                            Title:  Vice President, General Counsel & Secretary

CUSIP No. 452519 10 1                                              Page 14 of 16


                                                                       Exhibit A

                  Identity of Group Members Pursuant To Item 8

The members of the group are:

           ---------------------------------------------------- --------------------------------------
                                  Name                                         Address
           ---------------------------------------------------- --------------------------------------
           Johnson Matthey Public Limited Company               2-4 Cockspur Street
                                                                Trafalgar Square, London
                                                                SW1Y 5BQ
           ---------------------------------------------------- --------------------------------------
           Matthey Holdings Limited                             2-4 Cockspur Street
                                                                Trafalgar Square, London
                                                                SW1Y 5BQ
           ---------------------------------------------------- --------------------------------------
           Matthey Finance Ltd.                                 2-4 Cockspur Street
                                                                Trafalgar Square, London
                                                                SW1Y 5BQ
           ---------------------------------------------------- --------------------------------------
           Johnson Matthey Investments, Ltd.                    2-4 Cockspur Street
                                                                Trafalgar Square, London
                                                                SW1Y 5BQ
           ---------------------------------------------------- --------------------------------------
           Johnson Matthey America Holdings Limited             2-4 Cockspur Street
                                                                Trafalgar Square, London
                                                                SW1Y 5BQ
           ---------------------------------------------------- --------------------------------------
           Johnson Matthey Holdings, Inc.                       c/o Organization Service Inc.
                                                                103 Springer Building
                                                                3411 Silverside Road
                                                                Wilmington, Delaware 19810
           ---------------------------------------------------- --------------------------------------
           Johnson Matthey Pharmaceutical Materials, Inc.       c/o Organization Service Inc.
                                                                103 Springer Building
                                                                3411 Silverside Road
                                                                Wilmington, Delaware 19810
           ---------------------------------------------------- --------------------------------------

CUSIP No. 452519 10 1                                              Page 15 of 16

                                                                       Exhibit B

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing on behalf of each of them of a
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Immtech International, Inc., and further agree that this Agreement shall be included as an Exhibit to such filings.

         The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that neither party is responsible for the completeness or accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed this 14 day of February, 2003.


                        Johnson Matthey Public Limited Company

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David W. Morgan
                            Title:  Director

                        Matthey Holdings Limited

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David W. Morgan
                            Title:  Director

                        Matthey Finance Ltd.

                            By:     /s/ D. W. MORGAN
                            Name:   David W. Morgan
                                    ---------------------------
                            Title:  Director

                        Johnson Matthey Investments, Ltd.

                            By:     /s/ D. W. MORGAN
                                    ---------------------------
                            Name:   David W. Morgan
                            Title:  Director

CUSIP No. 452519 10 1                                              Page 16 of 16





                         Johnson Matthey America Holdings Limited

                             By:     /s/ D. W. MORGAN
                                    ---------------------------
                             Name:   David W. Morgan
                             Title:  Director

                         Johnson Matthey Holdings, Inc.

                             By:     /s/ EDWARD H. RAVERT, JR.
                                    ---------------------------
                             Name:   Edward H. Ravert, Jr.
                             Title:  Vice President

                         Johnson Matthey Pharmaceutical Materials, Inc.

                             By:     /s/ ROBERT M. TALLEY
                                    ---------------------------
                             Name:   Robert M. Talley
                             Title:  Vice President, General Counsel & Secretary